As filed with the Securities and Exchange Commission on July 17, 2009
File No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GreenHunter Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-4864036 (I.R.S. Employer Identification Number)
1048 Texan Trail
Grapevine, Texas 76051
(972) 410-1044
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

GreenHunter Energy, Inc. 2008 Long-Term Incentive Compensation Plan
2007 Stock Option Agreements
Consulting Agreement
(Full Title of the Plans)

Morgan F. Johnston
Senior Vice President,
General Counsel and Secretary
1048 Texan Trail
Grapevine, Texas 76051
(972) 410-1044
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered	per Unit(1)	Offering Price(1)	Registration Fee
Common Stock, $0.001 par value per share	7,355,000	$1.46	$10,738,300	$599.20

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The offering price and registration fee are based on a price of $1.46 per share, which price is the average of the high and low prices of the Common Stock as reported by The New York Stock Exchange on July 13, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The Registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. The Registrant has not filed such documents with the Commission, but such documents, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering of securities under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:
•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on January 28, 2009, March 23, 2009, April 8, 2009, June 3, 2009, June 10, 2009 and June 30, 2009;

•	The description of our common stock, $0.001 par value per share, contained in our Registration Statement on Form 8-A dated December 21, 2007, including any amendment or report filed to update such description; and

•	Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Registration Statement and the expiration of this offering.
          As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Registration Statement, you should rely on the statements made in the most recent document.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. For the avoidance of doubt, information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K shall not be deemed incorporated by reference herein or otherwise to form a part hereof.
Item 4. Description of Securities.
          Not Applicable.

Item 5. Interests of Named Experts and Counsel.
          The validity of the issuance of the securities registered pursuant to this registration statement is being passed upon for the Company by Morgan F. Johnston, Senior Vice President, General Counsel and Secretary.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware provides as follows:
A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we may, but are not required to, advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
We maintain directors and officers liability insurance for the benefit of our directors and officers.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

3.1	—	Certificate of Incorporation of GreenHunter Energy, Inc. (incorporated by reference to Exhibit 3.1 to our Form 10 as filed with the SEC on August 21, 2007)

3.2	—	Amendment to Certificate of Incorporation of GreenHunter Energy, Inc. (incorporated by reference to Exhibit 3.2 to our Form 10 as filed with the SEC on August 21, 2007)

3.3	—	Bylaws of GreenHunter Energy, Inc. (incorporated by reference to Exhibit 3.3 to our Form 10 as filed with the SEC on August 21, 2007)

4.1	—	Amended and Restated Certificate of Designations of 2007 Series A 8% Convertible Preferred Stock filed with the Delaware Secretary of State on August 21, 2008 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on August 27, 2008)

4.2	—	Certificate of Designations of 2008 Series B Convertible Preferred Stock filed with the Delaware Secretary of State on August 21, 2008 (incorporated by reference to Exhibit 4.3 to our Form 8-K filed with the SEC on August 27, 2008)

4.3	—	Form of Warrant Agreement by and between GreenHunter Energy, Inc. and West Coast Opportunity Fund, LLC (incorporated by reference to Exhibit 4.2 to our Form 10 as filed with the SEC on August 21, 2007)

4.4	—	Form of Warrant Agreement by and between GreenHunter Energy, Inc. and certain accredited investors (incorporated by reference to Exhibit 4.3 to our Form 10 as filed with the SEC on August 21, 2007)

4.5	—	Form of Warrant Agreement to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on August 27, 2008)

5.1	—	Opinion of Morgan F. Johnston*

23.1	—	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm*

23.2	—	Consent of Morgan F. Johnston (included in Exhibit 5.1)

24.1	—	Powers of Attorney (included in signature pages)

99.1		GreenHunter Energy, Inc. 2008 Long-Term Incentive Plan*

99.2		Form of 2007 Stock Option Agreement*

*	Filed Herewith
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on July 17, 2009.

GREENHUNTER ENERGY, INC.
By:	/s/ Gary C. Evans
Gary C. Evans
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary C. Evans and Morgan F. Johnston or either of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary C. Evans	July 17, 2009
Gary C. Evans, Chairman and
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David S. Krueger	July 17, 2009
David S. Krueger, Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Ronald D. Ormand	July 17, 2009
Ronald D. Ormand
(Director)

7